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                                                                   EXHIBIT 10.23

                               TENANCY AGREEMENT

PARTIES:

   The undersigned,

   STICHTING PENSIOENFONDS DE EENDRAGT,
   having its registered office in Hoofddorp, hereafter called "the lessor"

   declares to have leased to the other undersigned party,

   GRIFFITH MICRO SCIENCE BV
   legally represented by Mr. D. Barrie and/or C.W. Van Poppel, having its registered office in Zoetermeer / The Netherlands hereafter called "the tenant",

   who declares to have accepted the lease:

OBJECT:

   The commercial property with the accompanying ground, located in Zoetermeer, Storkstraat 8, well-known to the parties, who do not request any further description,

   hereafter called the leased premises.


The agreement is entered into in accordance with the following terms and conditions:


ARTICLE 1: GENERAL

1. The tenant and the lessor commit themselves towards one another to all legal obligations of both parties and to those imposed by the local regulations and practices, in as far as the current tenancy agreement does not deviate therefrom.

2. If the tenant or the lessor do not carry out any of their obligations imposed by law, by the local regulations and practices or by the current agreement, or carry them out too late, the defaulting party is liable and the other party is entitled to compensations for all damages and interests resulting from this negligence, without any prejudice to the recourses the latter party is entitled to by law, as per the local regulations and practices in order to enforce the execution or the termination of the agreement.


ARTICLE 2: TERM OF THE TENANCY AGREEMENT

1. The tenancy agreement is entered into for a period of five years starting on July 1st, 1991 and thus ending on June 30th, 1996.

2. The rental period is supposed to have been tacitly extended for a period of five consecutive years unless if the tenant declares by registered letter to the lessor no later than twelve months before the expiry of the period mentioned in article 2, paragraph 1,




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that he wants to terminate the tenancy agreement as per the said expiry date of the contract. Afterwards there is an option of one year.

3. During the period(s) stated in the second paragraph of this article, all conditions of this agreement apply, excluding a new option term of five years.


ARTICLE 3: RENT

1. The rent is fixed at 115,000.-- DFL (one hundred and fifteen thousand guilders) per year, to be paid in advance in quarterly instalments, each of one fourth of the annual rent. All instalments are payable on the first day of each relating calendar quarter. The first instalment relates to the period of August 15th, 1991 to October 1st, 1991 and amounts to 14,375. DFL (fourteen thousand three hundred and seventy-five guilders). This rent will be increased with the turnover tax allowed by the government. Refer to the clauses of article 14 of this agreement.

2. The lessor and the tenant agree that the rent will be readjusted yearly on July 1st. The first readjustment will be made on July 1st, 1992. For the readjustment the following formula will be used:

   a
   - x c = new rent
   b

   In this formula:
   a: stands for the family consumption index of the calendar year, relating to families of employees having a family income below the maximum wage level for entitlement to national health insurance in 1985 (1985 = 100) as published by the Central Bureau of Statistics ("Centraal Bureau voor de Statistiek" (CBS)) and this for the calendar year immediately preceding the date of the readjustment of the rent.
   b: stands for the same figure as described in "a" but relating to the calendar year 1990
   c:  stands for the initial rent.

3. When the CBS publishes the above-mentioned index figure based on a new basic year, this new formula will be used for the yearly readjustment of the rent, if necessary subject to the application of a coupling ratio. In case the parties do not agree on this subject, the opinion of CBS will be decisive.

4. In no circumstances the rent will be lower than the rent of the preceding year of lease.

5. In case the above-mentioned data of the Central Bureau of Statistics are missing, the readjustment of the rent will be calculated in consultation with CBS according to similar criteria.






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ARTICLE 4: PAYMENTS

1. All payments due to the lessor by the tenant following this agreement will only be paid by the tenant to the lessor in valid Dutch currency and without any compensation nor discount whatsoever on the bank account or the transfer account designated by the lessor.

2. In case of late payment by the tenant of the rents or any other amounts which he is due now or in future following this agreement, he is due an interest of 1,5% per month on the overdue amount, always rounded up to a full month, without prejudice to the lessor's other rights and powers.

3. Furthermore the tenant shall compensate to the lessor any damage the latter might suffer due to the tenant's negligence and/or accelerated termination of the tenancy agreement. In case of non-payment of the rent or of any other amounts, the judicial and extrajudicial expenses resulting from the recovery procedures, are at the tenant's expense. The parties fix the extrajudicial expenses at a minimum amount of 15% of the due and unpaid amounts, exclusive of V.A.T., with a minimum of 1,000.- guilders.

4. If the tenant fails to comply with his obligations as imposed on him by law, by the local regulations and practices and/or by this agreement, after he has been summoned to comply with them, the lessor has the right to terminate the rent immediately at any moment before the end of the term, without any other summons or judicial intervention being necessary.

5. Those stipulations do not harm the lessor's right, as per the stipulations of articles 1302 and 1303 of the Code of Civil law, to claim the ipso jure cancellation of the tenancy agreement and the evacuation of the leased property with compensation for damages, expenses and interests, on the basis of default of the tenant.


ARTICLE 5: DESTINATION AND USAGE

1. The leased property is destined to be used as a business accommodation and can only be used as such. The lessor is not responsible for the suitability of the leased property for the indicated destination.

2. The leased property can not be given any other destination without the written permission of the lessor. This also applies to any changes to or extensions of activities within the said destination in as far as they lead to substantially higher dangers.

3. The tenant shall use the leased property as a good family father and in compliance with the destination stated in paragraph 1, and shall furnish it and keep it furnished with sufficient inventory in accordance with the destination. The tenant shall not cause any inconvenience to third parties.

4. The maximal permissible load on the floors amounts to 2,500.- kg per square meter of floor area, including dividing walls. All damages resulting from the so-called "load per spot" are at the tenant's expense. The lessor bears the costs of repairs relating to any subsidence of the floor, but not the costs for resulting damage to the tenant's property.







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5.   The tenant must take personal care of applying for any permits and/or exemptions that are needed for the execution of the business. Refusal or withdrawal of such permits can never lead to termination or nullity of this tenancy agreement nor to any actions against the lessor.

6. The tenant and the lessor shall strictly comply with all regulations and instructions prescribed by the competent authorities and/or fire insurers relating to the leased property or the usage thereof.

7. The tenant bears all risks for damages to the facilities installed by him. The tenant commits himself to take sufficient insurance to cover this risk.


ARTICLE 6: COMPLETION AND ACCEPTANCE

1. The state the leased property is in at the beginning of the tenancy term shall be recorded in a dated inventory of fixtures as between lessor and tenant that is signed by both parties. At the end of the term of the tenancy agreement the tenant shall return the leased property to the lessor in the state mentioned in the inventory of fixtures as between lessor and tenant, except for usual wear and tear. At the end of the term, both parties shall make a joint inspection of the leased property and shall agree in writing as to the way in which the repairs the lessor deems to be necessary following the inspection will be performed at the tenant's expense. If for any reason whatsoever no inventory of fixtures as between lessor and tenant was drawn up at the beginning of the lease term, the leased property is considered to have been surrendered by the lessor to the tenant in good condition.

2. The tenant waives all rights he can claim from the lessor in case the latter can not put the leased property at the tenant's disposal at the agreed date, on condition that there is no fair reason to hold the lessor responsible for this delay.

3. The tenant declares to have sufficient knowledge of the properties of the leased property and not to want any additional description.


ARTICLE 7: CHANGES TO THE LEASED PROPERTY

1. The tenant is not entitled to make any structural or other arrangements in, on or to the leased property, to make any changes to or to demolish any parts of the leased property without the written permission of the lessor. Requests to do so must to be made in writing to the lessor and must be accompanied by drawings in threefold and of a technical description. The lessor can attach any conditions he deems fit to such a permission that is to be granted.

2. At the end of the lease term, the tenant shall leave as such whatever changes, additions or demolitions he has made in, to or on the leased property with the said permission of the lessor, without being able to claim any compensation whatsoever from the lessor. However, at the end of the lease term the lessor can claim that the leased property is partly or totally returned to its original state at the tenant's expense and risk.







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3.   In consultation with the lessor and subject to his permission, the tenant is allowed to make passages between number 8 and number 10 at his own expense and at his own risk.


ARTICLE 8: SUBLETTING

1. The tenant shall not sublet the leased property to third parties nor give third parties the right to use the leased property, either partly or totally, without the lessor's written permission. The lessor shall only refuse this permission if he has reasonable grounds to do so.

2. The tenant shall not contribute any rental rights to any company nor use his rental rights in such context without the prior written permission of the lessor.


ARTICLE 9: LIABILITY

1. The tenant is liable for all damages to the leased property or to the buildings the leased property is part of, which are inflicted by himself or by the persons he has admitted to the leased property, unless if the tenant gives sufficient proof that those damages can not be imputed to him or said persons.

2. The lessor is not responsible for the consequences of any visible and/or invisible faults in or around the leased property, except if those faults are the result of the lessor's gross negligence as to the maintenance he is responsible for. Moreover the lessor is not responsible for any damages due to circumstances beyond one's control, for which the lessor declares not to accept any liability. The lessor is never responsible for any immaterial damage, including loss of profits.

3. The lessor is not responsible for damage to or failure of equipment due to storm, snow, frost or rain, efflux of gas, water and electricity, failures in the supply and/or exhaust of gas, water and electricity, nor for any damage the tenant could suffer due to failures in any supplies and services, delivered or performed by whoever and at any moment and relating to the leased property, unless if this damage results from gross negligence of the lessor. The tenant indemnifies the lessor against third party claims regarding any damage to third parties resulting from the circumstances described in the previous sentence.

4. The tenant is responsible in case anything is changed to, added to or demolished in the leased property without the written permission of the lessor. Those terms do not apply to the movables which have been installed in the leased property, neither attached to the land nor the buildings, and in accordance with the stipulations of article 5 of this agreement, for the purpose of executing the tenant's business in the leased property.

5. At the end of the lease period the lessor will have to leave all changes, additions or demolitions that have been made to the leased property with the permission of the lessor, in the state in which they are, without being able to claim any compensation from the lessor. However, this does not impedes the lessor's right to claim that the leased premises shall be partly or totally returned to their initial state at the end of the lease period and this at the expense and the risk of the tenant.





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6.   In case of damage or failures to the installations belonging to the leased property resulting from the use of or due to faults and/or failures to installations which are used by the tenant and which do not belong to the leased property (even if the lessor has granted permission for such use), the tenant shall refund to the lessor any expenses the lessor has to make in order to repair the damage and/or neutralise such faults and/or failures.

7. Moreover, the tenant shall indemnify the lessor for all claims of third parties and joint users of the general facilities in case they suffer any damage due to the use by the tenant of the facilities he has installed in the leased property.

8. The tenant must make sure that no persons are on the roof or the terrace and that no objects whatsoever are placed on the roof or the terrace. The tenant is responsible for assuring that this stipulation is observed. In case this stipulation is violated, all repairs of any damages resulting from this violation are at the tenant's expense and will be carried out by him. If the tenant fails to comply with this clause, the lessor can have the repairs carried out and can recover the resulting costs from the tenant.

9. The tenant indemnifies the lessor against any third party claims, including claims from government authorities, relating to any pollution in the leased property or its environment resulting from the activities of the tenant or any persons the latter has admitted to the leased promises at that particular place. Moreover all expenses the lessor has to make as a result of such pollution are at the tenant's expense. This stipulation also remains in vigour after the expiry of this agreement.


ARTICLE 10: MAINTENANCE

1. All maintenance that is necessary for the constructive maintenance of the leased property and the installations that belong to the leased property as per this agreement, is at the lessor's expense.

2. All daily maintenance activities and periodical inspections relating to the daily use of the heating systems are at the tenant's expense. The tenant will enter into a service agreement for those activities after consultation with the lessor.
     The service agreement shall at least contain the following elements:
     a.   repairing failures to the installations;
     b.   treatment of complaints relating to the installations;
     c.   reporting to both lessor and tenant;
     d. periodical inspection and maintenance of the installations based on the frequencies prescribed by the lessor.
     e. Duty of the tenant and the installer to inform the lessor in case of termination of the service agreement.

3. If the lessor suspects that the tenant fails or has failed to comply with the above-mentioned obligation, the tenant must give sufficient proof showing that he has complied with the above-mentioned obligation upon the lessor's written request. If the lessor has not received any sufficient proof (as the lessor deems fit) no later than five days after the date of the request, the lessor has the right, without any authority of the court whatsoever, to take, at his own expense, all actions the tenant should take as per the above-mentioned stipulations, after which all expenses relating hereto can be





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     recovered from the tenant. This authority does not impede on the lessor's right to recover from the tenant any damage, resulting from the lessor's negligence.

4. Without prejudice to the stipulations of the above paragraphs, the tenant is responsible at all times for the surveillance and the daily maintenance of the installations.

5. All maintenance activities relating to the daily use and all small repairs as stipulated in article 1619 of the Code of Civil law are at the tenant's expense. Those maintenance activities include:

     Installations:
     - cleaning, operation, inspection, surveillance, keeping in working order and adjustment of the installations;
     - delivery and processing of consumables such as: filters, lubricants, straps, chemicals, Freon, small packings, light bulbs, strip lights and cleansing agents;
     - rectifying failures and performing small repairs, other than replacement of components of the installations;
     -   repairs or occasional replacement of simple of switching equipment;
     -   having the prescribed inspections performed.

     Structural:
     - cleaning of the leased property, especially mains, drains, smoke exhausts, roofs and gutters;
     - keeping in working order, repairing and if necessary occasionally replacing hinges and locks;
     -   repairing local differences in height in the pavements;
     - keeping in working order, repairing and if necessary occasionally replacing sanitary equipment and taps;
     - the total interior maintenance of the ceilings and the finishing of walls and floors;
     -   replacing broken glass by identical glass;
     -   maintenance of the planting.

     The tenant shall always have the necessary repairs performed as soon as possible.

6. The tenant shall tolerate all maintenance works, repairs and/or renovations to the leased property, to the building the leased property is part of and to the adjacent premises, without being entitled to any damages or decrease of the rent whatsoever, even if the activities go on for more than forty days.







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ARTICLE 11: PREVENTION OF DAMAGE

1. The tenant shall in all circumstances take all necessary measures to prevent and/or limit the damage to the leased property and/or the adjacent premises and the properties of the lessor and of third parties.

2. The tenant shall immediately report to the lessor all detected and/or impending damage, as well as negligence of the maintenance companies mentioned in paragraph 2 of article 10 which might result in damages to the installations mentioned in that article.

3. The tenant shall give the lessor or the persons calling at the tenant at the lessor's request, access to the leased property in order to make inspections and/or if required allow them to perform any maintenance works to the leased property, without requesting anything in exchange. If the tenant fails to do so, the lessor has the right to recover the extra costs resulting therefrom from the tenant.


ARTICLE 12: SERVICES AND SUPPLIES

1. The costs of the standing charges and the consumption of water, gas, district heating, oil and electricity for the leased property as well as all costs relating to any essential transformer or to the extension of the existing installation, are at the tenant's expense.


ARTICLE 13: DUTIES AND TAXES

1. The professional duties and taxes on the leased property are at the lessor's expense, unless if specified otherwise by law or if agreed otherwise between the tenant and the lessor, however on the understanding that any government taxes that are imposed after the date on which this agreement comes into force, are at the tenant's expense.

2. The taxes and duties as stated in the first and second paragraphs of this article can only be passed on if and when the increases of those taxes and duties or their creation after the starting date of the tenancy agreement are not compensated in terms of percentage by the increase of the rent as stipulated in the second paragraph of article 3 or by the dissolution of existing taxes after the commencement of the rent.

3. Taxes, professional and non-professional duties and increases thereof which are imposed to the lessor and which result from the use of the leased property or are related to the professional activities performed there and/or resulting from matters installed in/at the leased property by the tenant, including charges levied locally on projections over public land, will also be reimbursed to the lessor by the tenant.







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ARTICLE 14: EXHAUSTION BECAUSE OF TAXED LETTING

1. The rent will be increased with the turnover tax allowed by the government. By signing the present agreement the tenant authorises the lessor to make an appeal as stated in article 11, paragraph 1, subparagraph 5e of the law of 1968 relating to the turnover tax, also on his behalf.


ARTICLE 15: BANK GUARANTY

1. As a surety for the compliance with this agreement and for the payment of all sums the tenant is due to the lessor or to his rightful claimants at any time, including damages, interests and expenses, the tenant will pay into the hands of the lessor a guaranty for number 10, supplied by a certified bank and approved by the lessor in accordance with the existing model, for an amount of 34,069.- DFL (thirty-four thousand and sixty-nine guilders).This payment shall be made no later than on the day on which this agreement comes into force. In case the tenant does not comply with this obligation, he is due a penalty to the lessor for each day the tenant is in default. This penalty amounts to 1% of the amount of the bank guaranty that is to be given to the lessor. The lessor will claim this penalty as additional rent being due.

2. At the expiry of the tenancy agreement, the bank guaranty is returned to the tenant after the leased property has been returned in good condition and the tenant has complied with al his obligations as per this agreement.

3. The tenant must immediately pay up the bank guaranty as soon as the lessor has called upon this bank guaranty. In case the guaranty has not been paid up 14 days after the lessor has summoned the tenant to do so, the penalty clause stated in this article will come into force.

4. During the term of the agreement the tenant can not request that any amount due to the lessor will be balanced against this bank guaranty.

5. During the full term of this agreement, the lessor has the authority to claim at any moment that the amount mentioned in the bank guaranty be adapted to the annual rent which is in force.


ARTICLE 16: TERMINATION OF THE RENT

1. During a period of twelve months prior to the expiry of the tenancy agreement and also in case of intentions for a private or public sale, the tenant shall consent with visits of the leased property. Such visits shall always take place after consultation with the tenant. Moreover, the tenant shall agree with the fact that placards or notice boards mentioning a sale, auction or lease are being put up.

2. At the end of the tenancy agreement the tenant shall evacuate the leased property on time and shall return it to the lessor well-maintained and well-cleaned.







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3.   Nevertheless, if the tenant has left any goods in the leased property after having evacuated the leased property or after the date on which he should have evacuated the premises, he will be deemed to have given up his rights to those goods and any proceeds whatsoever resulting therefrom irrevocably and without any compensation whatsoever, in favour of the lessor. The lessor then has the choice between accepting the goods as his property and renouncing such acceptance. In both cases the lessor still has the right to recover from the tenant the costs relating to the removal of such goods. In case any of the removed goods belong to third parties, the tenant shall indemnify the lessor against all third party claims resulting form the removal.

4. If the lessor does not receive the keys on time at the end of the tenancy agreement, he has the right to gain access to the leased property, at the tenant's expense, without prejudice to the tenant's obligation to compensate all further damages that might result from his negligence.


ARTICLE 17: CODE OF ORDER

1. The tenant shall not put up any publicity, texts, banners or other designations in, on or in the neighbourhood of the leased property without explicit written permission of the lessor, and if necessary, of the city council or other competent authorities. The lessor also reserves the right for himself and/or for third parties to put up any publicity or designations in, on or in the neighbourhood of the leased property after consultation with the tenant and in as far as this does not harm the tenant in his professional activities or does not cause him any inconvenience.

2. Without the explicit written permission of the lessor, no installations for wireless telegraphy, telephone or television can be put up on, at or near the leased property, irrespective of whether those installations have a temporary or permanent nature. Moreover no wirings for radio, television or other wirings can be attached to the leased property.


ARTICLE 18: MANAGING COMPANY

1. Until further written notice of the lessor, the lessor appoints Zadelvast Beheer B.V., registered in Utrecht, Vredenburg 137 as the managing company of the leased property, respectively the building the leased property is part of.

2. For the purposes relating to the execution of this agreement and in case of premature termination of the rent, including cancellation and eviction, the lessor will be represented by the managing company in whose office the lessor elects domicile. The tenant shall consult with the managing company on all matters relating to this agreement.






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ARTICLE 19: DOMICILE

1. For all purposes relating to the execution of this agreement (premature termination, including cancellation and eviction), the tenant declares to elect domicile in the leased property without surcease, unless if the lessor has agreed with the election of another domicile by the tenant.


ARTICLE 20: DISPUTES

1. All disputes resulting from this agreement or from any other agreements that might result from it will be settled by the competent judge in Utrecht.


ARTICLE 21: SPECIAL CLAUSES

1. In addition to the stipulations of article 2 of this agreement, the parties have agreed that the tenant has the right to terminate this agreement prematurely subject to a notice of twelve full calendar months, in case the business relationship between the tenant and Becton & Dickinson comes to an end. The tenant must give written proof of the termination of this relationship.

2. In addition to the stipulations of article 6 of this agreement, it is stated that the tenant has taken over the following goods/objects from the previous tenant in the current state and that upon expiry of this agreement those goods/objects will be returned to their original state at the tenant's expense:
       a)   all available net curtains and rails
       b)   floor covering office
       c)   wooden wall rear steps
       d)   wired glass windows rear steps


ARTICLE 22: APPLICABLE LAW

1.   This agreement is governed exclusively by the law of the Netherlands.


ARTICLE 23: POLLUTION OF THE LAND

1. The tenant indemnifies the lessor against all claims of third parties, including government authorities, relating to any pollution in, at or around the leased property as a result of the activities performed there by the tenant. All expenses the lessor has to bear as a result of any pollution are also at the tenant's expense.

2. If in case of any third party claim the tenant is of the opinion that the alleged pollution does not result from any of the activities he performed in, at or around the leased property, the tenant needs to give proof thereof.

3. No time limit whatsoever applies to the preceding paragraphs; they thus remain valid for many a long day to come.







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ARTICLE 24: PARKING FACILITIES

1.   Parking spaces shall only be used for the storage of passenger cars.

2. The parking of cars is at the risk of the owner of the vehicle. Consequently the lessor is not responsible for any theft, damages, perishing of goods belonging to the tenant or the user, nor for the consequences of any physical injuries the persons sustained in or close to the parking space.

3. The lessor has the right to change the allotment of parking spaces or to prescribe other rules relating to parking.


ARTICLE 25: DISCHARGE PERMISSION FOR THE TENANT

Prior to taking possession of the leased property, the tenant must make a request to the local authorities to obtain a permission to discharge waste water. The tenant shall to take into account that he is due a contribution to the exploitation expenses relating to the transport and treatment of waste water. The amount of this contribution will be fixed by the authorities.

Drawn up in two copies and signed,

in Hoofddorp                           in Zoetermeer
August 1991                            August 1991
The lessor                             The tenant

(signature + name in printing)         (signature + name in printing)